EXHIBIT 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1/A4 of our report dated March 31, 2011 relating to the consolidated financial statements of DNA Brands, Inc. appearing in the Company's Annual Report on form 10-K for the year ended December 31, 2010. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Mallah Furman
Fort Lauderdale, FL
May 27, 2011